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                                                           Exhibit 9-1(c)



                                COOPERATION AGREEMENT

    This Cooperation Agreement (the "Agreement") is made as of the 5th day of November, 1996 by and between Landover Holdings Corp. ("LHC"), Laurence S. Zimmerman ("Zimmerman") and Advanced Radio Technologies Corporation, a Delaware corporation (the "Company").

                                       RECITALS

    WHEREAS, a subsidiary of the Company has merged (the "Merger") with Advanced Radio Telecom Corp. ("Telecom"), and the Company also implemented a one for 2.75 reverse stock split; and

    WHEREAS, after the Merger the Company changed its name to Advanced Radio Telecom Corp.; and

    WHEREAS, the Company is preparing to make an underwritten initial public offering (the "IPO") of its Common Stock, par value $0.001 per share (the "Common Stock") and, in connection therewith, the Company and LHC deem it to be in the best interests of the Company and its stockholders that the Company obtain a listing of the Common Stock on the Nasdaq National Market ("Nasdaq") in order to improve the liquidity and marketability of the Common Stock; and

    WHEREAS, LHC is controlled by Zimmerman; and

    WHEREAS, after giving effect to the Merger and the conversion of the Company's preferred stock into Common Stock as a consequence of the IPO, LHC owns 2,936,938 shares and affiliates of LHC, including Kimberly Zimmerman ("KZ") and Zachary Tyler Zimmerman Trust ("Z Trust"), own 72,727 shares (collectively, the "Current Shares"), of the Common Stock, including (i) 2,892,455 shares of Common Stock and (ii) 16,545 shares of Common Stock issuable upon exercise of warrants, but (iii) not including 107,086 shares, 500,254 shares and 34,807 shares of Common Stock held by E1 Holdings, L.P., E2 Holdings, L.P. and E2-3 Holdings, L.P., respectively, each a limited partnership which is controlled by LHC but which will dissolve on consummation of the IPO; and

    WHEREAS, for purposes of this Agreement, the term "LHC Affiliates" shall mean LHC, Zimmerman, KZ, Z Trust, members of Zimmerman's immediate family or any entity(ies) in which any of LHC, Zimmerman, KZ, Z Trust or members of Zimmerman's immediate family have, directly or indirectly, a controlling interest or more than 10% of such entity's equity or debt; and

    WHEREAS, in order to assist the Company to obtain such listing and for other consideration, LHC has agreed to enter into, and LHC and Zimmerman have agreed to cause KZ and Z Trust to enter into, a Voting Trust Agreement (the "Voting Trust") on the date of the IPO, with Mark C. Demetree, Andrew I. Fillat, and Vernon L. Fotheringham (the "Trustees") and to deposit, or to


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cause to be deposited (i) the Current Shares, (ii) any other shares of capital stock of the Company (the "Other Shares") that may hereafter be acquired or beneficially owned by any LHC Affiliates, including without limitation any shares of capital stock of the Company that may be issued upon exercise of any rights, warrants or options to purchase, or other securities convertible into, Common Stock and (iii) any rights, warrants or options to purchase, or other securities convertible into such capital stock (collectively, with the Current Shares and Other Shares, the "LHC Securities") into the trust created thereby; and

    WHEREAS, the Voting Trust provides that the Trustees shall vote the LHC Securities in the manner specified therein; and

    WHEREAS, in order for the Trustees to act thereunder the Company has agreed to indemnify the Trustees for any costs relating to their services thereunder; and

    WHEREAS, 145,685 of the Current Shares, issuable upon consummation of the Merger, (the Option Securities") are held by Pierson & Burnett, L.L.P. (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") subject to an option agreement, each dated February 2, 1996 among LHC, the holders of Series D Preferred Stock of the Company, and, in the case of the Escrow Agreement, the Escrow Agent;

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, LHC, Zimmerman and the Company hereby agree as follows:

    1. EFFECTIVENESS. This Agreement shall become effective, and the Voting Trust shall be executed, upon the date of execution of the underwriting agreement for the IPO.

    2.   EXECUTION OF VOTING TRUST.

         (a) Each of LHC and Zimmerman hereby agrees that in the event the Voting Trust terminates by reason of the incapacity (as defined therein) of each Trustee, LHC will execute, and LHC and Zimmerman will cause any LHC Affiliates that own or acquire LHC Securities to execute, a voting trust, substantially in the form and with the effect of the Voting Trust, appointing another person or entity reasonably acceptable to the Board of Directors of the Company to act in the same capacity as the Trustees under the Voting Trust.

         (b) In the event any LHC Affiliate acquires any LHC Securities during the term of the Voting Trust, LHC and Zimmerman agree (i) to deposit, or to use their best efforts to cause the deposit of, such LHC Securities in trust pursuant to the Voting Trust, (ii) to become subject to the obligations imposed on persons holding LHC Securities deposited under the Voting Trust and (iii) to cause the persons holding such LHC Securities to become parties to the Voting Trust. LHC and


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Zimmerman further agree to take, or cause to be taken, any additional actions requested by the Company or the Trustees to confirm the obligations of such LHC Affiliate under the Voting Trust.

    3. TERMINATION OF AGREEMENT. Notwithstanding the provisions of paragraph 2 above, this Agreement shall terminate (a) if the IPO fails to close by December 1, 1996 or (b) upon the earlier to occur of (i) the death of Zimmerman,
(ii) November 1, 2006, (iii) the sale or transfer to third parties not affiliated with LHC of all the LHC Securities and (iv) the consummation of a business combination in which (A) holders of ART Common Stock receive common equity securities in the new company representing less than 50% of the voting power of the new company, (B) less than half of the directors of the new company on a going-forward basis are former ART directors, and (C) equity held by the LHC Affiliates represents in the aggregate less than 5% of the voting power of the new company. However, notwithstanding any of the foregoing, this Agreement shall not terminate if its continued existence is required by a third party regulatory agency, for example, as a condition to continued listing of the Company's (or any acquiring company's) equity securities on the Nasdaq National Market System or other principal trading market for such equity securities.

    4. REPRESENTATIONS OF LHC AND ZIMMERMAN. LHC and Zimmerman hereby represent and warrant to the Company that each of LHC, KZ and Z Trust, as the case may be, (a) owns and has the right to vote the LHC Securities, (b) has full power to enter into this Agreement and (c) will not take any action inconsistent with the purposes and provisions of this Agreement.

    5. SALE OF LHC SECURITIES. No provision of this Agreement or the Voting Trust shall in any way limit right or ability of any of the LHC Affiliates to sell, transfer, assign or pledge any or all of the LHC Securities to a third party; except that LHC and Zimmerman will enter into, and cause KZ and Z Trust to enter into, any lock-up agreements requested by the underwriters of the IPO and entered into by other principal stockholders of the Company; and provided that LHC Securities sold, assigned, transferred or hypothecated to an affiliate of LHC shall remain in trust under the terms of the Voting Trust. LHC Securities sold or transferred to third parties not affiliated with LHC shall be released from the trust upon such sale or transfer. For purposes of this
Section 5, a third party shall be deemed "affiliated" if such third party is controlled by, controls or is under common control with LHC, Zimmerman or a member of the immediate family of Zimmerman, is retained by LHC, Zimmerman or a member of the immediate family of Zimmerman as a consultant generally operating at the direction of such person, is employed directly or indirectly by such person or has made substantial investments of any nature with LHC, Zimmerman or any member of the immediate family of Zimmerman. The term "substantial investments" refers to investments by a third party comprising more than 5% of the equity or debt of a company,


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partnership or joint venture in which LHC, Zimmerman or an affiliate of LHC or
Zimmerman has an investment of at least 5%.

    6. TERMINATION OF MANAGEMENT CONSULTING AGREEMENT. The Management Consulting Agreement, dated as of November 13, 1996, between the Company and LHC shall terminate upon consummation of the IPO (unless sooner terminated in accordance with its terms), and LHC shall receive at the closing of the IPO all amounts otherwise due through November 13, 1996 at the rate of $35,000 per month as provided in such agreement. Other than compensation aggregating $300,000 for merger and acquisition advisory services relating to the acquisitions of certain assets of DCT Communications, Inc. and Extended Communications, Inc., and documented related expenses, no other amounts are due or may be claimed under such agreement in respect of services performed during the term of such agreement or transactions initiated or agreed to during the term of this agreement.

    7. CONFIDENTIALITY. The Company, acting by a majority of its directors, may from time to time, in its discretion, invite Zimmerman to attend meetings of the Board of Directors; provided that Zimmerman enters into the Confidentiality Agreement in the form attached hereto as Exhibit A as such agreement may be amended from time to time in accordance with its terms (the "Confidentiality Agreement"). LHC hereby guarantees Zimmerman's performance under the Confidentiality Agreement.

    8. THE TRUSTEES. The Trustees are expressly authorized to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and counsel, and to incur and pay such other charges and expenses as the Trustees may deem reasonably necessary and proper for administering this Agreement. The Company agrees to reimburse the Trustees for any such expense and charges.

    9. ENFORCEABILITY; VALIDITY. The Company, LHC and Zimmerman shall take any and all actions necessary for the enforceability of this Agreement and the Voting Trust under Delaware Law, including without limitation any necessary filings or actions required by Section 218 of the General Corporation Law of Delaware. Each of LHC and Zimmerman expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms.

    10.  GENERAL PROVISIONS.

         (a) Except as provided in paragraph 3 above, all of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.


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         (b)  This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

         (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

         (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of the Agreement and this Agreement shall continue in all respects to be valid and enforceable.

         (e) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

         (f) The Company's stockholders are hereby expressly made third party beneficiaries of this Agreement, and accordingly, to the fullest extent permitted by law, this Agreement may not be amended without the prior written consent of the Company, acting by unanimous vote of its Board of Directors, and approval of the Company's stockholders acting by the affirmative vote of two-thirds of the total voting power of the capital stock of the Company generally entitled to vote on matters submitted to a stockholder vote; provided, however, that the parties hereto may enter into any amendment of this Agreement, and LHC and Zimmerman agree to enter into any such amendment, without regard to this Section 11(f) if such amendment is in the opinion of legal counsel to the Company necessary or appropriate to maintain compliance of this Agreement with the laws of the State of Delaware.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDOVER HOLDINGS CORPORATION          ADVANCED RADIO TECHNOLOGIES
                                       CORPORATION


By:_______________________             By:_________________________
   Laurence S. Zimmerman,                 Name:
   President                              Title:



__________________________
Laurence S. Zimmerman


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